UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Parkway Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	74-2123597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bank of America Center, Suite 2400

3900 North Orange Avenue

Orlando, Florida 32801

(Address of Principal Executive Offices) (Zip Code)

Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan

(Full title of the plan)

Jeremy R. Dorsett

Executive Vice President and General Counsel

Parkway Properties, Inc.

Bank of America Center, Suite 2400, 3900 North Orange Avenue, Orlando, Florida 32801

(Name and address of agent for service)

(407) 650-0593

(Telephone number, including area code, of agent for service)

Copy to:

Ryan J. Maierson, Esq.

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

811 Main Street, Suite 3700.

Houston, Texas 77002

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,250,000	$16.72	$54,340,000	$7,412

(1)	This Registration Statement registers the issuance of 3,250,000 shares of the registrant’s common stock (“Common Stock”), which are issuable under the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (the “Plan”). The Plan authorizes the issuance of a maximum of 3,250,000 shares of Common Stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.
(2)	Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act by averaging the high and low sales prices of the registrant’s Common Stock as reported by the New York Stock Exchange on February 21, 2013.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of 3,250,000 shares of common stock of Parkway Properties, Inc. available for issuance under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Parkway Properties, Inc., a Maryland corporation (the “Company”), with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2011;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2012;

(c)	The Company’s Current Reports on Form 8-K or 8-K/A, as applicable, filed with the Commission on January 5, January 11, February 15, February 21, February 27, April 3, April 5, April 23, May 3, May 4, May 5, May 7, May 18, June 1, June 5, June 6, June 11, July 31, August 7, August 17, August 20, August 28, October 4, October 12, November 1, November 16, November 26, December 3, December 10 and December 26, 2012 and January 11, January 17, January 29 and February 6, 2013;

(d)	The Company’s Proxy Statement filed with the Commission on April 5, 2012; and

(e)	The description of the Company’s common stock, $0.001 par value per share, contained in the Company’s Registration Statement on Form 8-A filed under the Exchange Act on August 5, 1996.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A that we may from time to time furnish to the Commission or any other document or information deemed to have been furnished and not filed with the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment and is material to the cause of action.

Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify against reasonable expenses incurred by a director or officer who has been successful, on the merits or otherwise in the defense of any proceeding to which he or she is made or threatened to be made a party.

Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or in the right of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, however, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer in advance of the final disposition of the proceeding upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on his or her behalf to repay the amount paid by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

Our charter authorizes us to the maximum extent required or permitted by Maryland law in effect from time to time:

•	to pay expenses in advance to any individual who serves as a director or officer of the Company; and

•	to indemnify any other employee or agent who serves the Company.

We have entered into an indemnification agreement with each of our directors and officers, and the board of directors has authorized the Company to enter into an indemnification agreement with each of the future directors and officers of the Company. While Maryland law permits a corporation to indemnify its directors and officers, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent allowed by Maryland law.

The indemnification agreements provide that the Company shall indemnify a director or officer who is a party to the agreement if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. The provisions in the indemnification agreements are similar to those provided for under Maryland law. According to the indemnification agreements, however, an indemnitee who pays any amount in settlement of a proceeding without our written consent is not entitled to indemnification.

Item 8. Exhibits.

See Index to Exhibits below.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the matters stated above, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on February 22, 2013.

PARKWAY PROPERTIES, INC., a Maryland corporation

By:	/s/ Jeremy R. Dorsett
Name:	Jeremy R. Dorsett
Title:	Executive Vice President and General Counsel

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeremy R. Dorsett such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James R. Heistand James R. Heistand	President, Director and Chief Executive Officer (Principal Executive Officer)	February 22, 2013

/s/ David O’Reilly David O’Reilly	Executive Vice President, Chief Investment Officer and Chief Financial Officer (Principal Financial Officer)	February 22, 2013

/s/ Darryl Waltman Darryl Waltman	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 22, 2013

/s/ Charles T. Cannada Charles T. Cannada	Chairman	February 22, 2013

/s/ Edward M. Casal Edward M. Casal	Director	February 22, 2013

/s/ Laurie L. Dotter Laurie L. Dotter	Director	February 22, 2013

/s/ Brenda J. Mixson Brenda J. Mixson	Director	February 22, 2013

/s/ Avi Banyasz Avi Banyasz	Director	February 22, 2013

/s/ Kelvin L. Davis Kelvin L. Davis	Director	February 22, 2013

/s/ Adam Spencer Metz Adam Spencer Metz	Director	February 22, 2013

/s/ C. William Hosler C. William Hosler	Director	February 22, 2013

INDEX TO EXHIBITS

Sequentially Numbered Exhibit	Description

+4.1	Specimen Stock Certificate with respect to Parkway Properties, Inc.’s Common Stock

+5.1	Opinion of DLA Piper LLP (US) as to the legality of the securities being registered (filed herewith).

+23.1	Consent of Ernst & Young LLP

+23.2	Consent of KPMG LLP

+23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)

+24.1	Power of Attorney (included on Signature Page)

+99.1	Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan

+	Filed herewith.